Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-190326) pertaining to the 2003 Equity Incentive Plan and the 2013 Stock Option and Incentive Plan of Control4 Corporation,

(2)	Registration Statements (Form S-8 Nos. 333-197836, 333-215986, 333-223091 and 333-229620) pertaining to the 2013 Stock Option and Incentive Plan of Control4 Corporation, and

(3)	Registration Statement (Form S-8 No. 333-215987) pertaining to the 401(k) Plan of Control4 Corporation of our report dated April 12, 2019, with respect to the financial statements of NEEO AG included in this Current Report on Form 8-K/A of Control4 Corporation.

/s/ WSRP, LLC

Salt Lake City, Utah
April 16, 2019